Exhibit 99.2

ITC Determines Infringement of GoPro’s Iconic HERO Camera Design

San Mateo, Calif., July 11, 2025 – Today GoPro, Inc. (NASDAQ: GPRO) announced a United States Administrative Law Judge (ALJ) of the International Trade Commission (ITC) in Washington, D.C. issued an Initial Determination, finding that China-based Insta360 violated federal law by importing and selling in the United States products that infringe GoPro intellectual property covering GoPro’s iconic HERO camera design.

GoPro is pleased with the ALJ’s findings that Insta360 infringed on a patent covering GoPro’s iconic HERO camera design (US Patent D789,435), as well as its validation of multiple patent claims covering GoPro’s industry-leading HyperSmooth video stabilization (US Patent 10,574,894 and 10,958,840).

In addition, GoPro intends to brief other outstanding issues in its infringement case against Insta360 with the full Commission. The ITC is expected to issue its Final Determination on all of GoPro’s infringement claims against Insta360 by November 10, 2025.

This litigation process has strengthened GoPro’s intellectual property portfolio and underscores GoPro’s history of category-defining innovation, which has resulted in more than 1,500 US patents.

“GoPro welcomes fair competition as it drives us to innovate, but we will litigate to protect our IP when we believe it is being infringed,” said Nicholas Woodman, GoPro’s Founder and CEO. “We have been an American innovator and market leader for twenty-three years, and we will not sit idle while we believe others unjustly take advantage of our hard work, investment and innovation.”

About GoPro, Inc. (NASDAQ: GPRO)
GoPro helps the world capture and share itself in immersive and exciting ways.
GoPro has been recognized as an employer of choice by both Outside Magazine and U.S. News & World Report for being among the best places to work. Open roles can be found on our careers page. For more information, visit GoPro.com.
Connect with GoPro on Facebook, Instagram, LinkedIn, TikTok, X, YouTube, and GoPro's blog, The Current. GoPro customers can submit their photos and videos to GoPro Awards for an opportunity to be featured on GoPro's social channels and receive gear and cash awards. Members of the press can access official logos and imagery on our press portal.
GoPro, HERO and their respective logos are trademarks or registered trademarks of GoPro, Inc. in the United States and other countries.
Note on Forward-looking Statements
This Current Report on Form 8-K may contain projections or other forward-looking statements within the meaning Section 27A of the Private Securities Litigation Reform Act. Forward-looking statements in this Current Report on Form 8-K include, but are not limited to, statements related to the Notice, looking forward to the ITC's Final Determination, and potential future litigation action. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the Final Determination by the full ITC, the remedy imposed by the ITC, any presidential review of the ITC decision, and the timeline for such rulings, remedies and review. A further description of the risks and uncertainties relating to the business of the Company is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2025, and as updated in filings with the SEC including the Quarterly Report on Form 10-Q for the quarter ended March 31, 2025. The Company undertakes no duty or obligation to update any forward-looking statements contained herein as a result of new information, future events or changes in its expectations.